Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.
Exhibit 10.2
Execution Version
AMENDMENT NO. 1 TO PRODUCTION AND FULFILLMENT AGREEMENT
THIS AMENDMENT NO. 1 TO PRODUCTION AND FULFILLMENT AGREEMENT (this “Amendment No. 1”) is entered into as of August 25, 2023 (“Amendment No. 1 Effective Date”) by and between Blue Apron, LLC, a Delaware limited liability company (“Blue Apron”), and FreshRealm, Inc., a Delaware corporation (“FreshRealm”).
WHEREAS, Blue Apron and FreshRealm are parties to that certain Production and Fulfilment Agreement, made and entered into on June 9, 2023, by and between Blue Apron and FreshRealm (as amended from time to time, the “P&F Agreement”); and
WHEREAS, the parties hereto mutually desire to amend the P&F Agreement as set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Terms. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the P&F Agreement. References to sections are references to sections of the P&F Agreement and not of this Amendment No. 1.
2.Effects of Amendment No. 1. This Amendment No. 1 amends the P&F Agreement solely to the extent expressly provided below as of the Amendment No. 1 Effective Date. In all other respects, the P&F Agreement continues in full force and effect and is ratified in all respects. Any references in the P&F Agreement to the “Agreement” will be deemed to mean the P&F Agreement as amended by this Amendment No. 1. The provisions of the P&F Agreement apply to this Amendment No. 1. If there is a conflict between the provisions of this Amendment No. 1 and the P&F Agreement, the provisions of this Amendment No. 1 control.
3.Amendment to Schedule 7(e). Schedule 7(e) of the P&F Agreement is hereby amended by deleting such Schedule in its entirety and replacing it with Schedule 7(e) attached hereto solely to add the bold underline language and delete the ~~strikethrough~~ language in Schedule 7(e) attached hereto.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to Production and Fulfillment Agreement effective as of the Amendment No. 1 Effective Date.

BLUE APRON, By: /s/ Linda Findley Name: Linda Findley Title: President and Chief Executive Officer
FreshRealm, Inc. By: /s/ Michael Lippold Name: Michael Lippold Title: Chief Executive Officer

Schedule 7(e)
PFA Volume Rebate
Only during the Time Period in the table below, Blue Apron will earn a Recipe Unit Rebate and an NPI Rebate (together, the “PFA Volume Rebate”) as follows:
•Recipe Unit Product Rebate. The “Recipe Unit Rebate” is the increase in Recipe Unit Product sales in a calendar quarter in 2024 and 2025 above the quantity of Recipe Unit Products sold in the same quarter in 2023 (with the respective quarterly 2023 Recipe Unit Product sales, the “2023 Quarterly Comparison Baseline”) multiplied by the PFA Volume Rebate per Unit in the table below up to the Maximum Total PFA Volume Rebate in the table below. FreshRealm will pay Blue Apron the Recipe Unit Rebate only for Recipe Unit Products that Blue Apron actually purchases and pays for in the respective calendar quarter in 2024 and 2025 before such Recipe Unit Product will be counted towards the volume in that quarter in 2024 or 2025. Blue Apron must pay FreshRealm’s invoice for the applicable Recipe Unit Product before that Product will count towards the Recipe Unit Rebate for that calendar quarter, and in determining the applicable quarter in which to count a Recipe Unit Product towards a Recipe Unit Rebate, the date will be based on the date that Blue Apron paid FreshRealm for the Product.
o[**].
•NPI Rebate. The “NPI Rebate” is the quantity of NPI Products that Blue Apron actually purchases each calendar quarter from FreshRealm multiplied by the PFA Volume Rebate per Unit in the table below up to the Maximum Total PFA Volume Rebate in the table below. Blue Apron will earn the NPI Rebate only for NPI Products that Blue Apron actually purchases in calendar quarter in 2024 and 2025 before such Recipe Unit Product will be counted towards the volume in the respective quarter in 2024 or 2025. Blue Apron must pay FreshRealm’s invoice. Title to the applicable NPI Product must transfer from FreshRealm to Blue Apron before that NPI Product will count towards the NPI Rebate for that calendar quarter, and in determining the applicable quarter in which to count a NPI Product towards an NPI Rebate, the date will be based on the date that title to the NPI Product so transfers. However, in no event shall FreshRealm be required to pay the NPI Rebate for a given NPI Product until Blue Apron has paid for that NPI Product.
o[**].
Notwithstanding the foregoing, FreshRealm will not pay any Recipe Unit Rebate or NPI Rebate unless Blue Apron also meets the Adjusted EBITDA requirements below for the applicable quarter. Blue Apron will provide a report showing Adjusted EBITDA for the calendar quarter and, following the 4th calendar quarter, year-to-date Adjusted EBITDA, in each case, by [**] following the end of the applicable calendar quarter along with supporting documentation to substantiate the Adjusted EBITDA calculation. FreshRealm will pay Blue Apron the PFA Volume Rebate within [**] following receipt and confirmation of the Adjusted EBITDA report.

Unit Type	Baseline Quarterly Volume (Units)	PFA Volume Rebate per Unit (above 2023 Quarterly Comparison Baseline as applicable)*	Time Period	Maximum Total PFA Volume Rebate*
Recipe Unit Products	2023 Quarterly Comparison Baseline	$[**]	January 1, 2024 through December 31, 2025	$[**]
NPI Products	0	$[**]	January 1, 2024 to December 31, 2025	$[**]
*If the Net Revenue for Blue Apron’s sales of NPI Products in the 3rd quarter of 2024 multiplied by 4 equals $[**] or more, then FreshRealm will pay Blue Apron $[**] or such lesser amount remaining in the Maximum Total PFA Volume Rebate for Recipe Unit Products (the “NPI Bonus Payment”). The NPI Bonus Payment will then be deducted from the Maximum Total PFA Volume Rebate for Recipe Unit Products. “Net Revenue” means gross sales minus promotional discounts, actual customer credits and refunds, as well as credits and refunds expected to be issued. Blue Apron will provide a report showing Net Revenue for 3rd quarter of 2024 by [**] following the end of the applicable calendar quarter along with supporting documentation to substantiate the Net Revenue calculation. FreshRealm will pay Blue Apron the NPI Bonus Payment within [**] following receipt and confirmation of the Net Revenue report. For clarification, the PFA Volume Rebate will not exceed a total of $[**] and any NPI Bonus Payment is only made as an offset to the Maximum Total PFA Volume Rebate for Recipe Unit Products.
Adjusted EBITDA Requirements:

Calendar Quarter (for each of 2024 and 2025)	Adjusted EBITDA Requirement
1	[**]
2	[**]
3	[**]
4	[**]